Exhibit 99.1

Penn Virginia Corporation

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	Frank A. Pici, Executive Vice President and Chief Financial Officer
Ph: (610) 687-8900 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA CORPORATION

ANNOUNCES MID-CONTINENT ACQUISITION

ESTABLISHES NEW UNCONVENTIONAL PROJECT AREAS

RADNOR, PA (Businesswire) May 10, 2006 — Penn Virginia Corporation (NYSE:PVA) today announced that it has entered into a definitive stock purchase agreement to acquire Tulsa-based Crow Creek Holding Corporation in a cash transaction for $71.5 million subject to certain adjustments. Crow Creek is a privately owned independent exploration and production company with operations primarily in the Oklahoma portions of the Arkoma and Anadarko Basins. The transaction, which is subject to customary title and environmental due diligence, is expected to close by June 13, 2006 and will be funded from Penn Virginia’s existing bank facility.

As of the acquisition’s April 1, 2006 effective date, Penn Virginia estimates Crow Creek had total net proved reserves of approximately 42.7 billion cubic feet equivalent (Bcfe), about 85 percent of which is natural gas. Approximately 61 percent of the estimated proved reserves are in the proved developed category and 39 percent are proved undeveloped. Current daily net production is approximately 6.2 million cubic feet equivalent (Mmcfe). Crow Creek has interests in 482 proved developed producing wells, of which 110 wells are company-operated, with an approximate average working interest of 69 percent. Company-operated wells provide approximately 65 percent of current production. In addition, Crow Creek has interests in approximately 30,000 acres, of which approximately 23 percent are held by production.

Transaction Highlights:

•	Penn Virginia’s pro forma proved reserves increase 11 percent from 377 Bcfe at December 31, 2005.

•	Approximately 33 percent of the acquired proved reserves are coal bed methane (CBM) associated with the Hartshorne coal seams in the Arkoma Basin.

•	Approximately 20 percent of the acquired proved reserves are associated with the Granite Wash Formation in western Oklahoma.

•	Approximately 47 percent of the acquired proved reserves are associated with other conventional plays in various areas of Oklahoma.

•	Penn Virginia believes the acquired properties contain approximately 38 Bcfe of risked probable and possible reserves.

•	Results in a purchase price of $1.67 per Mcfe of proved reserves.

•	Pro forma production increase of approximately eight percent for the first quarter of 2006.

•	Adds approximately 180 primarily CBM and Granite Wash drilling locations to inventory, to be drilled over the next five to six years.

•	Will be accounted for as a purchase and is expected to be accretive to operating income, net income and cash flow from operations.

•	Will result in a pro forma debt to total capitalization (including minority interest) ratio of approximately 37 percent at closing, giving the Company more than adequate financial capacity to execute its strategy going forward.

•	Penn Virginia anticipates hedging a significant portion of current production shortly after closing to protect acquisition economics.

A. James Dearlove, Penn Virginia President and Chief Executive Officer, stated “The Crow Creek acquisition represents an important step forward in executing Penn Virginia’s strategic objective of finding new unconventional development plays in other basins to increase our inventory of low-risk projects. In addition to the obvious benefit it provides by enhancing our reserve and production base, the acquisition expands our growth platform into the prolific Anadarko and Arkoma Basins. Our 2001 acquisition in south Texas provided a platform from which we expanded into both south Louisiana and the Cotton Valley play in east Texas. We believe the Crow Creek acquisition has the potential to provide future growth opportunities as well, with its many conventional and unconventional play types.”

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Penn Virginia Corporation (NYSE: PVA) is an energy company engaged in the exploration, acquisition, development and production of crude oil and natural gas. PVA is also the general partner and the largest unit holder in Penn Virginia Resource Partners, L.P. (NYSE: PVR), which manages coal properties and related assets and operates a midstream natural gas gathering and processing business. PVA is headquartered in Radnor, PA. For more information about PVA, visit the Company’s website at www.pennvirginia.com.

Crow Creek is a portfolio company of Natural Gas Partners, an affiliate of NGP Energy Capital Management, a $3.6 billion firm based in Irving, Texas, that invests in all sectors of the energy industry.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: whether or not the transaction described in the forgoing news release will be consummated; whether or not the Company’s reserve and production estimates are accurate; whether or not such transaction will be cash flow accretive; integrating and managing the newly acquired oil and gas assets with the Company’s existing oil and gas exploration and production business; competition from other oil and gas exploration and production companies; potential equipment malfunction and repair delays; weather related delays; the legislative or regulatory environment; and political and economic conditions, including the impact of potential terrorist acts. Additional information concerning these and other factors can be found in the Company’s press releases and public periodic filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed on March 16, 2006 and subsequently filed interim reports. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.